UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 2, 2024

Quest Diagnostics Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

001-12215		16-1387862
(Commission File Number)		(I.R.S. Employer Identification No.)

500 Plaza Drive
Secaucus, NJ		07094
(Address of principal executive offices)		(Zip Code)

(973) 520-2700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	DGX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On July 2, 2024, Quest Diagnostics Incorporated (the “Company”) and 1000923563 Ontario Inc., a subsidiary of the Company (the “Buyer”), entered into an Equity Purchase Agreement (the “Agreement”) with Borealis Infrastructure Corporation, a corporation incorporated under the federal laws of Canada (“Borealis”), BPC Health Trust, a trust organized under the laws of the Province of Ontario (together with Borealis, the “Sellers”), LifeLabs Inc., a corporation incorporated under the federal laws of Canada (“LifeLabs”), and BPC Lab Finance LP, an Ontario limited partnership (“BPC LP” and together with LifeLabs, the “Target Entities”). The Target Entities provide laboratory diagnostic information and digital health connectivity systems in Canada.

Pursuant to the Agreement, the Buyer has agreed to acquire from OMERS, a jointly sponsored, defined benefit pension plan, all of the issued and outstanding common shares of LifeLabs and all of the partnership interests of BPC LP (the “Proposed Transaction”) for a cash purchase price (the “Purchase Price”) based on a value of approximately 1.35 billion Canadian Dollars (approximately 985 million U.S. Dollars), including net debt, subject to customary purchase price adjustments. The Company guarantees the obligations of the Buyer under the Agreement. The closing of the Proposed Transaction is subject to certain closing conditions, including obtaining consents from certain key customers of LifeLabs and clearance under the Competition Act (Canada) and there not being any notice or order in effect under the Investment Canada Act which prohibits closing. The Buyer will be required to pay a termination fee if the Agreement is terminated for reasons related to the failure to obtain such approvals within a time frame agreed among the parties, provided that the failure to obtain such approvals was not primarily due to breach of any provision of the Agreement by the Sellers or the Target Entities.

The Agreement also contains certain representations and warranties with respect to the Target Entities and restrictive covenants regarding the operation of the business of the Target Entities during the period from the date of the Agreement through the closing of the Proposed Transaction (the “Interim Period”). The Agreement also includes covenants requiring the Sellers or the Target Entities not to knowingly take any action to encourage, initiate or engage in discussions or negotiations with, provide any information to or enter into an agreement with anyone else concerning the acquisition of the Target Entities or a similar transaction, during the Interim Period.

The Proposed Transaction is expected to close by the end of the year, subject to satisfaction of certain closing conditions and approvals, including receipt of the consents and closing conditions described above. The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2024.

Forward-Looking Statements

The statements in this Current Report on Form 8-K which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, risks and uncertainties related to the completion of the Proposed Transaction, including satisfaction of the regulatory approvals and other closing conditions. Readers should also consider the other factors discussed in the Company’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and in its subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

Item 7.01  Regulation FD Disclosure

On July 3, 2024, the Company issued a press release announcing it entered into the Agreement. A copy of the press release is furnished hereto as Exhibit 99.1 and is hereby incorporated into this Item 7.01 by reference.

Item 9.01. Financial Statements and Exhibits

d.	Exhibit	Description

	99.1	Press release of Quest Diagnostics Incorporated, dated July 3, 2024
	104	The cover page from this current report on Form 8-K, formatted in Inline XBRL

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 3, 2024

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ Sean D. Mersten
Sean D. Mersten
Vice President and Corporate Secretary